UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Materials Pursuant to Section 240.14a-12

TERRA INDUSTRIES INC.
(Name of Registrant as Specified In Its Charter)

CF INDUSTRIES HOLDINGS, INC. CF COMPOSITE, INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is filed in connection with CF Industries Holdings, Inc.’s press release entitled “CF Industries to Nominate Three Independent Directors at Terra Industries’ Annual Meeting”:

Information Concerning Participants in the Solicitation of Proxies by
CF Industries Holdings, Inc. and CF Composite, Inc. in Connection with the
2009 Annual Meeting of Stockholders of Terra Industries Inc.

(Furnished pursuant to Rule 14a-12 of the Securities Exchange Act of 1934)

Each of (i) CF Industries Holdings, Inc. (“CF Holdings”), (ii) CF Holdings’ directors and executive officers, (iii) CF Composite, Inc. (“CF Composite,” and together with CF Holdings, “CF”), a wholly-owned subsidiary of CF Holdings, (iv) CF Composite’s directors and executive officers and (v) certain other persons identified below are participants in the solicitation of proxies by CF to elect three directors at the 2009 Annual Meeting of Stockholders of Terra Industries Inc. (“Terra”), including any and all adjournments, postponements, continuations or reschedulings thereof, or any other meeting of stockholders held in lieu thereof (the “Annual Meeting”). On January 15, 2009, CF Holdings announced that it had made a proposal to Terra to acquire all of the outstanding common shares of Terra at a fixed exchange ratio of 0.4235 shares of CF Holdings common stock for each common share of Terra.

Set forth below are the names of the directors, executive officers and other employees of CF Holdings that are participants in the solicitation of proxies by CF to elect directors at the Annual Meeting. Each occupation set forth opposite an individual’s name refers to his or her employment with CF Holdings.

CF Holdings Directors:

Robert C. Arzbaecher
Wallace W. Creek
William Davisson
Stephen A. Furbacher
David R. Harvey
John D. Johnson
Edward A. Schmitt
Stephen R. Wilson

CF Holdings Executive Officers:

Stephen R. Wilson - Chairman of the Board, President and Chief Executive Officer
Anthony J. Nocchiero - Senior Vice President and Chief Financial Officer
David J. Pruett - Senior Vice President, Operations
Douglas C. Barnard - Vice President, General Counsel and Secretary
Bert A. Frost - Vice President, Sales and Market Development
Richard A. Hoker - Vice President and Corporate Controller

Wendy S. Jablow Spertus - Vice President, Human Resources

Philipp P. Koch - Vice President, Supply Chain
W. Anthony Will - Vice President, Corporate Development

Other Employees of CF Holdings:

Glen N. Buckley - Director, Agribusiness Analysis
Stephen G. Chase - Vice President, Corporate Planning
Charles A. Nekvasil - Director, Public and Investor Relations
Rosemary L. O’Brien - Vice President, Public Affairs

Set forth below are the names of the directors and executive officers of CF Composite that are participants in the solicitation of proxies by CF to elect directors at the Annual Meeting.

CF Composite Directors:

Douglas C. Barnard
Anthony J. Nocchiero
Stephen R. Wilson

CF Composite Executive Officers

Stephen R. Wilson - President
Anthony J. Nocchiero - Vice President
Douglas C. Barnard - Vice President and Secretary
W. Anthony Will - Vice-President and Assistant Secretary

Set forth below are the names of the individuals CF has nominated (the “Nominees”) to stand for election at the Annual Meeting that are participants in the solicitation of proxies by CF to elect directors at the Annual Meeting.

John N. Lilly
David A. Wilson
Irving B. Yoskowitz

CF Composite is the record and beneficial owner of 1,000 common shares of Terra. CF Composite is a direct, wholly-owned subsidiary of CF Industries, Inc. (“CF Industries”), and CF Industries is a direct, wholly-owned subsidiary of CF Holdings. By virtue of this ownership, CF Industries and CF Holdings may be deemed to beneficially own the 1,000 common shares of Terra held of record and beneficially by CF Composite. Glen N. Buckley, Director, Agribusiness of CF Holdings, and Charles A. Nekvasil, Director, Public and Investor Relations of CF Holdings, beneficially own 70 and 300 common shares of Terra, respectively. Each of these holdings represents less than 1% of the outstanding common shares of Terra as of the date hereof.

CF expects that each of the Nominees, if elected, will be entitled to receive compensation customarily paid by Terra to its non-executive directors.  CF anticipates that the definitive proxy statement to be filed by Terra in connection with the Annual Meeting will describe this compensation. CF expects that the Nominees, if elected, will be indemnified for service as directors of Terra to the same extent indemnification is provided to the current directors of Terra and that such Nominees will be covered by Terra’s director and officer liability insurance.

CF believes that the Nominees, if elected, will exercise their independent judgment and duties as directors of Terra and give consideration to CF Holdings’ proposal to acquire Terra. Other than as described above, none of the Nominees has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. To the extent the election of the Nominees may have an impact on CF Holdings’ proposal to acquire Terra, CF could be considered to have an interest in the matters to be acted upon at the Annual Meeting.

Additional Information:

CF Holdings intends to file a proxy statement in connection with the election of directors at Terra’s Annual Meeting. Terra stockholders are strongly advised to read that proxy statement when it become available, as it will contain important information. Investors and security holders will be able to obtain free copies of any documents filed by CF Holdings with the Securities and Exchange Commission (the “SEC”) through the web site maintained by the SEC at www.sec.gov. Free copies of any such documents can also be obtained by calling Innisfree M&A Incorporated toll-free at (877) 456-3507.